Exhibit 99.1

Date: June 5, 2007

THOMAS PROPERTIES GROUP COMPLETES ACQUISITION OF 3.5 MILLION SQUARE FOOT PORTFOLIO OF CLASS A OFFICE PROPERTIES IN AUSTIN, TEXAS

LOS ANGELES—Thomas Properties Group, Inc. (Nasdaq: TPGI), in partnership with the California State Teachers Retirement System and Lehman Brothers, on June 1, 2007 completed its previously announced acquisition of ten Class A office properties totaling approximately 3.5 million square feet in Austin, Texas from affiliates of Blackstone Real Estate Advisors. The portfolio was acquired for a purchase price of $1.15 billion.

“Austin is one of the fastest growing office markets in the country. This acquisition follows our investment model of building a significant presence in select markets where we can apply our management skills to enhance value for our investors,” said James A. Thomas, chairman and CEO, Thomas Properties Group. The portfolio comprises approximately 2.5 million square feet, or more than 50 percent of the Class A office properties in the Austin Central Business District, as well as approximately 1 million square feet in the rapidly growing Northwest submarket.

The acquisition of the portfolio, including reserves and closing costs, was funded with $907.5 million of debt financing proceeds and $295 million of equity, with Thomas Properties Group funding $18.4 million of the equity, or 6.25 percent.

Thomas Properties Group will assume property management for the buildings and will also perform the leasing and marketing of the portfolio.

The properties in the portfolio are:

Property	Size (Square Feet)
Downtown Austin Properties:
Frost Bank Tower	561,000
300 W. 6th St.	459,000
San Jacinto Center	404,000
One Congress Plaza	549,000
One American Center	523,000

Downtown Total	2,496,000

Northwest Austin Properties:
Stonebridge Plaza II	193,000
Park 22	203,000
Research Park Plaza I & II	273,000
Westech 360	179,000
Great Hills Plaza	141,000

Northwest Total	989,000

Total	3,485,000

With the closing of the transaction, Thomas Properties Group owns interests in and/or manages a portfolio of approximately 15.6 million square feet of commercial real estate in the United States, and has a development pipeline of 6.5 million square feet including its 1.7 million square foot Four Points Centre development project in the Far Northwest submarket of Austin.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward-Looking Statements:

Statements made in this press release that are not historical may contain forward-looking statements. Although Thomas Properties Group, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from the company’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations” in our 10- K for the year ended December 31, 2006, as amended, and contained in the company’s reports on Form 10- Q for fiscal quarters during 2007, which have been filed with the SEC. Thomas Properties Group, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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